Exhibit 99.1

PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”), dated as of May 17, 2018, is entered into by and between Calyxt, Inc., a Delaware corporation (the “Company”) and Cellectis S.A., a société anonyme incorporated in the French Republic (“Cellectis”).

RECITALS

Cellectis wishes to purchase from the Company 550,000 shares of common stock (the “Shares”), par value $0.0001 per share, at a price of $15.00 per Share.

AGREEMENT

The Company hereby agrees to sell to Cellectis, and Cellectis hereby agrees to purchase from the Company, 550,000 Shares at a price of $15.00 per Share, for a total consideration of $8,250,000 (the “Consideration”).

Payment of the Consideration and the book-entry transfer of the Shares shall be made at 9:00 A.M. (New York City time) on May 22, 2018 (such time and date of payment and delivery being herein called the “Closing Time”).

At the Closing Time, payment of the Consideration shall be made by Cellectis to the Company by wire transfer of immediately available funds according to the instructions provided by the Company to Cellectis prior to the Closing Time.

At the Closing Time, the Company shall instruct its transfer agent, Computershare Trust

Company, N.A., to register and transfer the Shares in the name of and to the account specified by

Cellectis. Because Cellectis is an affiliate of the Company, the Shares shall bear customary restrictive legends.

* * * * *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CALYXT, INC.

By:	/s/ Federico Tripodi
Name:	Federico Tripodi
Title:	Chief Executive Officer

CELLECTIS S.A.

By:	/s/ André Choulika
Name:	André Choulika
Title:	Chief Executive Officer